Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Third Quarter

2008 Financial Results – Results Include Previously Announced

Freddie Mac Preferred Stock Impairment Charge that is Expected to

Produce $10.1 Million Tax Benefit in Fourth Quarter

Burr Ridge, Illinois—(November 3, 2008) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) reported a net loss of $25.1 million for the third quarter of 2008. The $25.1 million net loss for the third quarter includes a $24.8 million, pre-tax impairment loss and the establishment of a temporary valuation allowance for deferred income taxes on the preferred stocks of Freddie Mac, a government sponsored entity, that BankFinancial holds in its investment portfolio. Our loss per share of common stock for the three months ended September 30, 2008 was $1.27 and $1.26 per basic and fully diluted share, respectively, compared to earnings of $0.11 per share for the three-month period ending September 30, 2007.

As previously announced, BankFinancial determined that the Freddie Mac preferred stocks were other-than-temporarily impaired in accordance with applicable Securities and Exchange Commission (“SEC”) guidance following a series of governmental actions on September 7, 2008 that resulted in the placing of Freddie Mac into conservatorship, the issuance of new shares of Freddie Mac preferred stock to the U.S. Department of Treasury that are senior to all previously issued shares of Freddie Mac preferred stock, and the suspension of dividends on all previously issued preferred shares of Freddie Mac preferred stock.

BankFinancial expects to recognize an approximate tax benefit of $10.1 million related to the September 30, 2008 Freddie Mac preferred stock impairment loss, but because the provisions of the Emergency Economic Stabilization Act of 2008 that allow the impairment loss to be deducted against ordinary income were not enacted until October 3, 2008, the tax benefit will be applied to BankFinancial’s results of operations for the fourth quarter of 2008.

At September 30, 2008, BankFinancial had total assets of $1.449 billion, total loans of $1.216 billion, total deposits of $1.046 billion and stockholders’ equity of $262 million. Its wholly-owned subsidiary, BankFinancial, F.S.B., is considered well capitalized under applicable banking laws and regulations, with a total capital to risk weighted assets ratio of 15.72%, a Tier 1 capital to risk weighted assets ratio of 14.87%, and a Tier 1 capital to adjusted total assets ratio of 13.17% at September 30, 2008. The minimum capital requirements that must be met to be considered well capitalized are a total capital to risk weighted assets ratio of at least 10%, a Tier 1 capital to risk weighted assets ratio of at least 6%, and a Tier 1 capital to adjusted total assets ratio of at least 5%.

During the nine months ended September 30, 2008, BankFinancial repurchased 432,000 shares of its common stock at an aggregate cost of approximately $6.5 million. The current share repurchase authorization is currently scheduled to expire on November 15, 2008.

BankFinancial filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and a Quarterly Financial and Statistical Supplement on Form 8-K with the SEC today. Both reports will be available on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.

BankFinancial’s management will review third quarter 2008 results in a conference call and webcast for stockholders and analysts on Tuesday, November 4, 2008 at 9:30 a.m. Central Standard Time (CST). The conference call may be accessed by calling (800) 591-6923 and using participant passcode 93446060. The conference call will be simultaneously webcast at www.bankfinancial.com, on the Stockholder Information page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. CST on November 11, 2008 on BankFinancial’s website.

        BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial

Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s website.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s website at http://www.sec.gov or on BankFinancial’s website at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan, Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams, Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234